Exhibit 99

Patterson Companies Announces Dividend Increase

And Expanded Share Repurchase Plan

St. Paul, MN—March 16, 2011—Patterson Companies, Inc. (Nasdaq) today announced that its board of directors has approved an increase in the quarterly cash dividend to $0.12 per share from $0.10 per share. The dividend is payable on April 28, 2011 to shareholders of record at the close of business on April 11, 2011.

Patterson’s board of directors also approved a new 25 million share repurchase plan that replaces the existing share buyback authorization under which approximately 4.5 million shares were available for repurchase. Under the new authorization, shares can be repurchased through open market transactions through March 15, 2016.

Scott P. Anderson, president and chief executive officer, commented: “While our first priority will be continued investment in our existing businesses, we believe that we have the resources to support an increased dividend rate and an expanded repurchase program. We intend to buy back approximately $150 million of Patterson common stock over the next 12 months under our new share repurchase authorization. Taken together, the increases in our quarterly cash dividend and share repurchase plan are clear expressions of our commitment to generate additional value for Patterson’s shareholders.”

There is no assurance that any shares will be repurchased by the Company. Shares that are repurchased will be retired and will constitute authorized but unissued shares.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:
R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415